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SCHEDULE 14A

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Box Board of Directors Highlights Changes Made to Drive Stockholder Value

Significant Operational and Financial Progress, Accelerated Growth Strategy and Governance Enhancements Over the Last Year and a Half

REDWOOD CITY, Calif.— August 9, 2021 – The Box, Inc. (NYSE: BOX) Board of Directors today issued the following statement in response to the investor presentation and press release issued by Starboard Value LP (“Starboard”):

The Box of today is not the Box of 2019. Over the last year and a half, the Box Board and management team have taken meaningful actions to accelerate the company’s growth strategy, improve its operational and financial results, and enhance its governance. Box’s reconstituted, world-class Board – seven directors of whom have joined in the last three years – is overseeing the execution of the right strategy, placing Box in the strongest financial position in its history, and leading to total stockholder returns that have outperformed Box’s SaaS peer set1 in the past year.

The Box Board acknowledged that change was needed when Box previously settled with Starboard in March 2020. That change has happened and more efforts are underway. Since March 2020, the Board and management have taken concrete action to enhance stockholder value, including by:

•	Reshaping the Board: Box added four new directors, including two who were approved by Starboard. One of the Starboard-approved directors, Bethany Mayer, serves as the independent Chair of the Board and Chair of the Compensation Committee, while the second Starboard-approved director, Jack Lazar, serves as Chair of the Audit Committee. In addition, the Box Board today includes executives with deep technology industry expertise, diverse skillsets, and proven track records driving disciplined growth, profitability, and stockholder value. Importantly, each director brings significant public company experience serving as directors and C-suite executives of multi-billion dollar publicly traded SaaS and enterprise software companies.

•	Forming the Operating Committee: The Operating Committee, which also includes two Starboard-approved directors, has been focused specifically on driving improved operating margin and reaccelerating revenue growth. The Board, Operating Committee and management team at Box are already executing a comprehensive strategy focused on growth and profitability that goes well beyond the suggestions in Starboard’s presentation. Following the March 2020 settlement, the Operating Committee comprehensively reviewed the operational efficiency of the business, and is overseeing a multi-quarter effort to streamline overlays, lower headcount expenses, expand into engineering outside of the U.S., shift investments to higher performing regions, move infrastructure to the public cloud, lower T&E expenses, and much more. To accelerate growth, the company has been actively implementing a number of strategic go-to-market initiatives, including optimizing pricing and packaging, improving sales segmentation and territory planning, driving revenue-focused marketing programs and pipeline generation, increasing sales enablement, doubling down its focus on key verticals such as Financial Services, Life Sciences, and Government, and expanding Box’s partner ecosystem.

1 SaaS Peer Set includes: 8x8, Cornerstone OnDemand, FireEye, Guidewire, HubSpot, Momentive, New Relic, Nutanix, Qualys, SolarWinds, Zendesk and Zuora

•	Improving Operating and Financial Performance: Box is in the strongest financial position in its history, and the company’s progress has continued to be reflected in Box’s performance through the end of fiscal 2021 and into fiscal 2022. For the fiscal year ended January 31, 2021, Box achieved revenue growth rate plus free cash flow margins of over 26%, exceeding the company’s stated target of 25% and nearly doubling the results from fiscal year 2020. For the first quarter of fiscal 2022, the company also achieved revenue of $202 million, a 10% increase year-over-year, an acceleration from the 8% growth delivered in the prior quarter. Since the Starboard settlement in March 2020, Box has generated total stockholder returns of 106%2, outperforming its SaaS peer set.3

•	Executing Go-Forward Strategy Alongside a World Class Partner: The Board formed a Strategy Committee, which included two Starboard-approved directors, to lead a multi-month comprehensive review of strategic options that had been expressly desired by certain stockholders. Following this strategic review, the Board unanimously determined that the KKR-led investment and subsequent self-tender was the best path forward for Box stockholders. This outcome is a validation of Box’s strategy and the potential to create future value for all stockholders. KKR would not have made a significant investment in the company if it didn’t believe the stock price could appreciate well beyond the conversion price of $27 per share – an important endorsement for the sell-side and all Box investors. The company also benefits from the addition of John Park, Head of Americas Technology Private Equity at KKR, to the Board. Importantly, the self-tender provided the ability for stockholders to choose to either sell their stock at a 43% premium to the closing price on January 15, 2021, the last trading day prior to when the Board began its strategic review, or to continue as stockholders to participate in the upside potential alongside KKR as a long-term investor.

•	Enhancing Corporate Governance and Compensation Practices: In addition to appointing Starboard-approved directors as Board Chair and Chairs of the Audit and Compensation Committees, the Board has implemented additional governance enhancements and continues to evolve executive compensation practices. The Board separated the positions of Chair and Chief Executive Officer when it appointed Ms. Mayer to the position of Chair. Additional governance enhancements made include changing the vote required to elect directors from a plurality of votes cast to a majority of votes cast (with a carve-out to provide for a plurality voting standard in contested director elections); eliminating the supermajority voting requirements to amend the company’s bylaws; and approving the elimination of the supermajority vote requirement to amend certain provisions of the company’s charter, subject to stockholder approval. The Board is committed to reducing the compensation program’s equity burn rate and remains open to stockholder feedback regarding additional changes to ensure continued alignment with stockholders.

2 Data as of August 5, 2021

3 SaaS Peer Set includes: 8x8, Cornerstone OnDemand, FireEye, Guidewire, HubSpot, Momentive, New Relic, Nutanix, Qualys, SolarWinds, Zendesk and Zuora

The Box Board is focused on executing and delivering value to stockholders. It is unanimous in its belief that the further changes to the Board now proposed by Starboard, replacing three highly qualified directors with its own nominees, are neither warranted nor in the best interests of all stockholders. The Board is committed to acting in the best interests of all stockholders and to maximizing stockholder value.

The Box Board of Directors unanimously recommends that stockholders vote the BLUE proxy card “FOR” ALL of Box’s three highly qualified directors standing for election – Dana Evan, Peter Leav and Aaron Levie – at the Annual Meeting, which will be held on September 9, 2021. Box stockholders of record at the close of business on July 12, 2021 are entitled to vote at the Annual Meeting.

Advisors

Morgan Stanley & Co. LLC is serving as financial advisor to Box. Wilson Sonsini Goodrich & Rosati, P.C. and Sidley Austin LLP are serving as legal advisors to Box.

About Box

Box (NYSE:BOX) is the leading Content Cloud that enables organizations to accelerate business processes, power workplace collaboration, and protect their most valuable information, all while working with a best-of-breed enterprise IT stack. Founded in 2005, Box simplifies work for leading organizations globally, including AstraZeneca, JLL, and Morgan Stanley. Box is headquartered in Redwood City, CA, with offices in the United States, Europe, and Asia. To learn more about Box, visit http://www.box.com. To learn more about how Box powers nonprofits to fulfill their missions, visit Box.org.

Forward-Looking Statements

Certain statements contained herein contain forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, Box’s results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements about the company’s future financial and operating results, including expectations regarding revenue, deferred revenue, billings, remaining performance obligations, gross margins and operating income; its ability to deliver enhanced stockholder value; the KKR-led investment and achievement of its potential benefits; any potential repurchase of shares of Box common stock, whether, when, in what amount and by what method any such repurchase would be consummated, and the per share price of any such repurchase; its market opportunity, business plan and ability to effectively manage its growth; its ability to maintain an adequate rate of revenue and billings growth and its expectations regarding such growth; its ability to achieve profitability and expand or maintain positive cash flow; its ability to achieve long-term margin objectives; its ability to grow unrecognized revenue and remaining performance obligations; its expectations regarding its revenue mix; costs associated with defending intellectual property infringement and other claims and the frequency of such claims; its ability to attract and retain end-customers; its ability to further penetrate its existing customer base; its expectations regarding its retention rate; its ability to displace existing products in established markets; its ability to expand its leadership position as a cloud content management platform; its ability to timely and effectively scale and adapt its existing technology; its investment strategy, including its plans to further invest in its business, including investment in research and development, sales and marketing, its data center infrastructure and its professional services organization, and its ability to effectively manage such investments; its ability to expand internationally; expectations about competition and its effect in its market and its ability to compete; the effects of seasonal trends on its operating results; use of non-GAAP financial measures; its belief regarding the sufficiency of its cash, cash equivalents and its credit facilities to meet our working capital and capital expenditure needs for at least the next 12 months; its expectations concerning relationships with third parties; its ability to attract and retain qualified employees and key personnel; its ability to realize the anticipated benefits of our partnerships with third parties; the effects of new laws, policies, taxes and regulations on our business; management’s plans, beliefs and objectives, including the importance of its brand and culture on our business; its ability to maintain, protect and enhance its brand and intellectual property; and future acquisitions of or investments in complementary companies, products, services or technologies and its ability to successfully integrate such companies or assets. These statements are based on estimates and information available to Box at the time of this press release and are no guarantees of future performance. Box assumes no obligation and does not intend to update these forward-looking statements or to conform these statements to actual results or to changes in its expectations.

Important Additional Information and Where to Find It

Box has filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”), an accompanying BLUE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from Box stockholders for Box’s 2021 annual meeting of stockholders. BOX STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BOX’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying BLUE proxy card, any amendments or supplements to the Proxy Statement and other documents that Box files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the “Financial Information” section of Box’s Investor Relations website at www.boxinvestorrelations.com or by contacting Box’s Investor Relations department at ir@box.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors:
Cynthia Hiponia / Elaine Gaudioso
+1 650-209-3463
ir@box.com

Or

Innisfree M&A Incorporated
Larry Miller / Jennifer Shotwell
212-750-5833

Media:
Denis Roy / Rachel Levine
+1 650-543-6926
press@box.com

Or

Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Dan Moore
+1 212-355-4449

On August 9, 2021, Box, Inc. (the “company”) also updated its website https://voteblueforbox.com/, which contains information relating to the company’s 2021 annual meeting of stockholders. The website will be regularly updated with relevant information for stockholders. The below screenshot reflects the updated website content:

box

Our Plan to Drive Value | Our Director Nominees | Engagement with Starboard | What People Are Saying | Stockholder Resources | How to Vote

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